EXHIBIT 23.2

           Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Reckson Associates Realty Corp. ("Reckson"), pertaining to the 2005 Stock Option Plan of Reckson for the registration of 2,000,000 shares of its common stock, of our reports dated March 7, 2006, with respect to the consolidated financial statements and schedule of Reckson, Reckson management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reckson, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP


New York, New York
June 6, 2006